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                       -- CIBER, INC. NEWS RELEASE --

For Immediate Release                                     Contact:
                                                          Kara Kennedy
                                                          Shareholder Relations
                                                          303/220-0100


                          CIBER ANNOUNCES MERGER
                    WITH RELIANT INTEGRATION SERVICES

     Englewood, Colorado -- August 21, 1997 -- CIBER, Inc. ("CIBER") (NYSE-CBR) announced today the acquisition by merger of privately-held Reliant Integration Services, Inc. ("Reliant"), a Menlo Park, CA based company that provides network integration services. Reliant, which was founded in 1983, has approximately 100 employees and a current revenue run rate of approximately $30 million. The merger is to be accounted for as a pooling of interests.

     "Reliant's merger with CIBER represents an exciting opportunity to continue to expand our CIBER Network Services, Inc. ("CNSI") operation into a most vibrant, long-term market," said Mac Slingerlend, CIBER's President/Chief Operating Officer. "Reliant brings with it an excellent management team, a group of employees with solid skill sets, and a client base that we believe will be an excellent complement to our existing CNSI business," continued Mr. Slingerlend.

     CIBER, Inc. is a nationwide provider of information technology consulting services. Through our approximately 3,600 employees operating out of over 50 branch offices in over 20 states, plus offices in each of three foreign countries, CIBER offers services to its clients in four principal areas: information technology consulting services, package software implementation services, management cnsulting for "business/IT" problems and LAN/WAN consulting services.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.

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        CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO 80111
                              HTTP://WWW.CIBER.COM